Exhibit 10.15
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of the 1st day of January, 2014 (the "Commencement Date") between the Federal Home Loan Bank of Dallas (the “Bank”) and [Name of Executive] (the “Executive”).
The Bank desires to employ the Executive and the Executive desires to be employed by the Bank. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Term of Employment. The Bank hereby agrees to employ the Executive and the Executive hereby accepts employment with the Bank, upon the terms set forth in this Agreement, for the period commencing on January 1, 2014 and ending on December 31, 2014 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. On the expiration of the initial one-year term and on each yearly anniversary thereof, the Agreement shall automatically renew for an additional one-year period unless sooner terminated in accordance with the provisions of Section 4.

2.Title and Capacity. The Executive shall serve as [TITLE] or in such other or further capacities as the Bank or its Board of Directors (the “Board”) may determine from time to time. The Executive shall be based at the Bank’s headquarters in Irving, Texas or such place or places in the continental United States as the Board shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board or such officer of the Bank as may be designated by the Board.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Executive. The Executive agrees to devote the Executive’s entire business time and attention to the business and interests of the Bank during the Employment Period; provided, that the foregoing will not preclude the Executive from devoting reasonable time (as the Bank may determine in its discretion) to the supervision of personal investments, other personal business, civic and charitable affairs, so long as such activities do not (in the Bank's judgment) interfere with the performance of the Executive’s duties hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Bank and any changes therein that may be adopted from time to time by the Bank.
The Executive may not use the Executive’s position, influence, knowledge of confidential information of the Bank, the Bank's members or the Bank’s assets for personal gain. A direct or indirect financial interest, including a joint venture in or with a competitor, supplier, vendor, customer or prospective customer without disclosure and written approval from the Board of Directors is strictly prohibited and could be grounds for dismissal for Cause. The Executive shall at all times comply with the Bank’s Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers, and any other applicable Bank policy.

3.Compensation and Benefits.

3.1    Salary. The Bank shall pay the Executive, in accordance with the Bank’s regular payroll practices, a base salary at the annualized rate of $_________ for the one-year period commencing on the Commencement Date, payable in equal installments in accordance with the Bank’s regular payroll practices. Such salary shall be subject to increases or decreases thereafter, as determined by the Board in accordance with the Bank’s practices (such salary as increased or decreased, the "Base Salary").

3.2    Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs, including vacation and other paid leave, that the Bank establishes and makes available to its employees from time to time, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

3.3    Reimbursement of Expenses. The Bank shall reimburse the Executive for all reasonable business travel in accordance with the Bank's Travel and Entertainment Expense Policy.

3.4    Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4.Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

4.1    Expiration of the Employment Period by written notice by either party to the other party of its intention not to renew this Agreement not less than thirty (30) calendar days prior to the expiration date or anniversary date, as the case may be; provided, however, that the Bank may, in its sole discretion, pay the Executive in lieu of such thirty (30) calendar days notice an amount equal to the Base Salary that would otherwise be payable to the Executive for such thirty (30) calendar day period, in which case the termination of the Executive shall become effective immediately upon the date of such payment;

4.2    At the election of the Bank, for Cause (as defined below), immediately upon written notice by the Bank to the Executive, except as otherwise provided below. For the purposes of this Section 4.2, Cause for termination shall mean a finding by the Bank that: (i) the Executive has failed to perform the Executive’s assigned duties for the Bank after written notice of the failure and an opportunity to cure within ten (10) calendar days of receipt of the notice (provided the Bank determines that the failure is curable); (ii) the Executive has failed or refused to comply in any material respect with the Bank’s policies, procedures, practices, standards or other written directives including, but not limited to, the Bank’s Code of Conduct and Ethics for Employees, Code of Ethics for Senior Officers, Anti-Fraud and Whistleblower Policy and Sexual Harassment Policy; (iii) the Executive has engaged in dishonesty, misconduct, gross negligence or falsification of documents or records involving the Bank; (iv) the Executive has committed an act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Bank; (v) the Executive fails to devote all of the Executive’s business time and attention exclusively to the business and affairs of the Bank in accordance with Section 2; (vi) the Executive has been convicted of, or has entered a plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony; (vii) the Executive has engaged in conduct which causes the Executive to be barred from employment at the Bank by any law or regulation or by any order of, or agreement with, any regulatory authority; or (viii) the Executive breaches this Agreement;

4.3    Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall have the definition set forth in the Bank’s then-applicable long-term disability plan;

4.4    At the election of the Executive, for “Good Reason” upon written notice by the Executive to the Bank. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the following events:

(a)any material diminution in the Executive’s authority, duties or responsibilities with the Bank;
(b)a material reduction by the Bank in the Executive’s bonus compensation award range under the Variable Pay Program or Long-Term Incentive Plan, if applicable, except for an across-the-board reduction similarly affecting substantially all similarly-situated employees;

(c)a material reduction in the Executive’s Base Salary, except for across-the-board salary reductions similarly affecting substantially all similarly-situated employees;

(d)the Bank’s requiring the Executive to perform the Executive’s principal services more than 100 miles from the Executive’s place of primary employment on the Commencement Date or such other location at which the Executive has later agreed to provide such services;

(e)a material breach by the Bank of any material provision of this Agreement; or

(f)the Bank is, or substantially all of its assets are, effectively acquired by another Federal Home Loan Bank through merger or other form of acquisition and the surviving bank's Board of Directors or President makes a material diminution in the Executive's authority, duties or responsibilities.

No resignation will be treated as resignation for Good Reason unless (x) the Executive has given written notice to the Bank of the Executive’s intention to terminate the Executive’s employment for Good Reason, describing in detail the grounds for such action, no later than thirty (30) calendar days after the first occurrence of such circumstance, (y) the Executive has provided the Bank with at least thirty (30) calendar days in which to cure the circumstance, and (z) if the Bank is not successful in curing the circumstance, the Executive ends employment within thirty (30) calendar days following the conclusion of the cure period in (y). If the Bank informs the Executive that it will not treat the Executive’s resignation as for Good Reason, the Executive may withdraw the resignation and remain employed (provided that the Executive does so before the original notice of resignation becomes effective) or may proceed and dispute the Bank’s decision. Notwithstanding the foregoing, placing of the Executive on administrative leave by the Bank shall not be considered “Good Reason.”

4.5    At the election of either the Bank without Cause or the Executive without Good Reason, upon not less than thirty (30) calendar days prior written notice of termination by the Bank or the Executive as the case may be; provided, however, that the Bank may, in its sole discretion, pay the Executive in lieu of such thirty (30) calendar day notice an amount equal to the Base Salary that would otherwise be payable to the Executive for such thirty (30) calendar day period, in which case the termination of the Executive shall become effective immediately upon the date of such payment.

5.Effect of Termination.

5.1    Termination by Notice of Non-Renewal, for Cause or by the Executive Without Good Reason. In the event the Executive’s employment is terminated by notice of non-renewal by the Bank (other than as described in Section 5.3) or the Executive pursuant to Section 4.1, by the Bank for Cause pursuant to Section 4.2, or by the Executive without Good Reason pursuant to Section 4.5, the Bank shall pay to the Executive compensation through the last calendar day of the Executive’s actual employment by the Bank and benefits otherwise payable to the Executive under Section 3 in accordance with their terms.

5.2    Termination for Death or Disability. In the event the Executive’s employment is terminated by death or because of disability pursuant to Section 4.3, the Bank shall pay to the estate of the Executive or to the Executive, as the case may be, compensation for thirty (30) calendar days after the termination of the Executive's employment because of death or disability and benefits otherwise payable to the Executive under Section 3 in accordance with their terms.

5.3    Termination by the Bank Without Cause, by the Bank as a Result of a Notice of Non-Renewal that Satisfies the Terms of this Section or by the Executive for Good Reason. In the event the Executive’s employment is terminated (i) by notice of non-renewal from the Bank pursuant to Section 4.1 while the Executive is willing and able to continue employment on substantially the same terms, (ii) by the Bank without Cause pursuant to Section 4.5, or (iii) by the Executive for Good Reason pursuant to Section 4.4, the Bank shall pay to the Executive compensation through the last calendar day of the Executive’s actual employment by the Bank and benefits otherwise payable to the Executive under Section 3 in accordance with their terms. Provided that the Executive delivers to the Bank an executed severance agreement and release of claims in a form provided by the Bank (the “Release”) and it becomes effective, the Bank shall provide the Executive with the following severance benefits in addition to those payable under the Bank's applicable bonus and benefit programs in effect at the time of termination and in accordance with their terms:

(a)The Bank shall provide the Executive with severance pay equivalent to twelve (12) months of the Executive’s Base Salary, less applicable taxes and withholdings, to be paid in installments in accordance with the Bank’s regular payroll practices;

(b)A pro-rata portion of the Executive’s annual bonus, including under the Variable Pay Plan and Long Term Incentive Plan, if applicable, for the year in which the Executive’s termination occurs, based on actual performance for such year and payable at the time that annual bonuses, if any, are paid to other senior executives but in no event later than March 15 following the year in which termination occurred; and

(c)Provided that the Executive timely elects and remains eligible for group health insurance continuation coverage provided by the Bank (referred to by the Bank and in this Agreement as “COBRA”), the Bank shall continue to pay its share of the COBRA premiums under the group health and dental insurance coverage at the rates of similarly-situated employees who receive the same type of coverage, for a period of twelve (12) months beginning the month following the Executive's termination date. Any such payments and related coverage shall be discontinued in the event that the Executive ceases to be eligible for such COBRA coverage during such twelve (12) month period or if such payments are prohibited by applicable non-discrimination rules, and the Bank shall not be obligated to pay the Executive the cash equivalent in lieu of such benefit. The remaining balance of any premium costs during the twelve (12) month period and all premium costs after the end of the twelve (12) month period shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation coverage.

6.Proprietary Information and Developments.

6.1    Proprietary Information.

(a)In exchange for the mutual undertakings set forth in this Agreement, after the Commencement Date, the Executive will be granted access to confidential and/or proprietary information of the Bank and its members. The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Bank’s members, business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Bank. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, earnings, assets, debts, prices, fee structures, volumes of purchases or sales or other financial data (including costs, profits, the results of any internal ratings, pricing methods and historical information regarding the Bank’s lending and other relationships with its members and other borrowers), negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, personnel data, computer programs (including software used pursuant to a license agreement), regulatory data (including reports of examination issued by any regulators or agencies regarding the Bank or the Bank's members), customer and supplier lists, and contacts at or knowledge of customers or members or prospective customers or members of the Bank (including but not limited to information concerning the products or services used or purchased by customers or members and the contact information of customers or members). The Executive will not disclose any Proprietary Information to any person or entity other than employees, directors, representatives, regulators, counsel, and auditors of the Bank who need to know such Proprietary Information for a proper corporate purpose, or use the same for any purposes (other than in the performance of his or her duties as an executive of the Bank) without prior written approval from the Bank's President, either during or after the Executive’s employment with the Bank, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, methods, notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into the Executive’s custody or possession, shall be and are the exclusive property of the Bank and are to be used by the Executive only in the performance of the Executive’s duties for the Bank. All such materials or copies thereof and all tangible property of the Bank in the custody or possession of the Executive shall be delivered to the Bank upon the earlier of (i) a request by the Bank or (ii) termination of the Executive’s employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)The Executive agrees that the Executive’s obligation not to disclose or to use information and materials of the types set forth in subsections (a) and (b) above, and the Executive’s obligation to return materials and tangible property set forth in subsection (b) above, also extend to such types of information, materials and tangible property of customers and members of the Bank or suppliers to the Bank or other third parties who may have disclosed or entrusted the same to the Bank or to the Executive.

6.2    Developments.

(a)The Executive will make full and prompt disclosure to the Bank of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, copyrightable materials, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment by the Bank, whether or not during normal working hours or on the premises of the Bank (all of which are collectively referred to in this Agreement as “Developments”).

(b)The Executive agrees to assign and does hereby assign to the Bank (or any person or entity designated by the Bank) all the Executive’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this subsection (b) shall not apply to Developments that do not relate to any business or research and development conducted or planned to be conducted by the Bank at the time such Development is created, made, conceived or reduced to practice and that are made and conceived by the Executive not during normal working hours, not on the Bank’s premises and not using the Bank’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that preclude a requirement in an employment agreement to assign certain classes of inventions made by an employee, this subsection (b) shall be interpreted not to apply to any invention that a court rules and/or the Bank agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments and consents to the Bank’s use and/or publication of any image or picture depicting the Executive either during or after the Executive’s employment with the Bank.

(c)The Executive agrees to cooperate fully with the Bank and to take such further actions as may be necessary or desirable, both during and after his or her employment with the Bank, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Bank may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Bank is unable, after reasonable effort, to secure the signature of the Executive on any such papers, the President of the Bank shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints the President of the Bank as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf and to take any and all actions as the Bank may deem necessary or desirable in order to protect its rights and interests in any Development under the conditions described in this sentence.

6.3    United States Government Obligations. The Executive acknowledges that the Bank from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Bank regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions that are made known to the Executive and to take all action necessary to discharge the obligations of the Bank under such agreements.

6.4    Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Bank and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 is likely to cause the Bank substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Bank, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6 without posting a bond and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

6.5    Other Agreements. The Executive hereby represents that, other than the agreements listed on Schedule A, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Bank, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the performance of his or her duties as an Executive of the Bank does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to his or her employment with the Bank and also represents that the Executive will not disclose to the Bank or induce the Bank to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others. Any agreement currently in effect to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees, customers or suppliers is listed on Schedule A attached hereto.

7.Non-Competition and Non-Solicitation. In exchange for the Bank’s undertakings under this Agreement, including, but not limited to, the provision of the Proprietary Information to the Executive as set forth in Section 6 above, the Executive agrees as follows:

(a)During the Executive’s employment and for a period of one (1) year after the termination of such employment for any reason, in the United States, the Executive will not:

(i)engage in a managerial capacity in any business or enterprise in which the Executive would serve in a role to affect that entity’s decisions with respect to any product or service that competes with the Bank’s Credit Products, such “Credit Products” meaning advances made by the Bank, letters of credit issued or confirmed by the Bank, and any other product or service that entails the extension of credit by the Bank;

(ii)directly or indirectly, either alone or in association with others, solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any employee of the Bank with whom the Executive had contact during the Executive’s employment; or

(iii)directly or indirectly, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any Bank member or customer with which the Executive had material contact during the Executive’s employment with the Bank or about which the Executive learned confidential information.

(b)If the Executive violates the provisions of Section 7, the Executive shall continue to be bound by the restrictions set forth in this Section 7 until a period of one (1) year has expired without any violation of such provisions.

(c)If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)The restrictions contained in this Section 7 are necessary for the protection of the business, Proprietary Information and goodwill of the Bank and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 is likely to cause the Bank substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Bank, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 without posting a bond and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

8.Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement for any reason.

9.Notices. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.

10.Compliance with Section 409A. Subject to the provisions in this Section 10, any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Executive nor the Bank shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding anything herein to the contrary, the Bank shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

11.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Bank and the Executive.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and the Bank and the Executive each consents to the jurisdiction of such a court. THE BANK AND THE EXECUTIVE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

15.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Bank may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

16.Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act. The Executive further states and represents that the Executive understands that payments under this Agreement are subject to such review and approval by the Federal Housing Finance Agency as may be required at the time the payments are made.

17.Miscellaneous.

17.1    No delay or omission by the Bank in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Bank on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth in the first paragraph of this Agreement.
Federal Home Loan Bank of Dallas
By:    ______________________________
Title:    ______________________________

EXECUTIVE
____________________________________
[Printed Name of Executive]

SCHEDULE A